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                    CERTIFICATE OF THE POWERS, DESIGNATIONS,
                          PREFERENCES AND RIGHTS OF THE

                            SERIES E PREFERRED STOCK
                                ($.001 Par Value)

                                       OF

                             SILICON GRAPHICS, INC.

                                  ------------


            Pursuant to Section 151(g) of the General Corporation Law
                            of the State of Delaware

                                  ------------



          THE UNDERSIGNED, being, respectively, the Vice President, Business Development, General Counsel and Secretary and the Assistant Secretary of Silicon Graphics, Inc. a Delaware corporation (the "Company"), DO HEREBY CERTIFY that, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware the following resolutions were duly adopted by the Board of Directors of the Company and pursuant to authority conferred upon the Board of Directors by the provisions of the Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), the Board of Directors of the Company, by written consent on February 6, 1995, adopted resolutions providing for the issuance of a series of its preferred stock and fixing the relative powers, preferences, rights, qualifications, limitations and restrictions of such stock. These resolutions are as follows:

          "RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company by the provisions of the Certificate of Incorporation, the issuance of a series of preferred stock, par value $.001 per share, which shall consist of one of the 2,000,000 shares of preferred stock which the Company now has authority to issue, be, and the same hereby is, authorized, and the Board hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of the share of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the preferred stock of this series) as follows:


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                                        2

          I. AUTHORIZED NUMBER AND DESIGNATION. One share of the preferred stock, $.00l par value per share, of the Company is hereby constituted as a series of the preferred stock designated Series E Preferred Stock, $0.001 par value (the "Series E Preferred").

          II. DIVIDENDS. The holder of Series E Preferred shall not be entitled to receive any dividends declared and paid by the Company.

          III. VOTING RIGHTS. Except as otherwise required by law or the Certificate of Incorporation, (i) the holder of record of the share of Series E Preferred shall have a number of votes equal to the number of votes that the holders of the outstanding Exchangeable Non-Voting Shares ("Exchangeable Shares") of Alias Research Inc. from time to time, which are not owned by the Company, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Company, would be entitled to if all such Exchangeable Shares were exchanged by the holders thereof for shares of the Common Stock of the Company pursuant to the terms of the Exchangeable Shares, in each case for the election of directors and on all matters submitted to a vote of the Stockholders of the Company, and (ii) in respect of all matters concerning the voting of shares, the Series E Preferred and the common stock of the Company shall vote as a single class.

          IV. LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, and subject to any prior rights of holders of shares of preferred stock ranking senior to the Series E Preferred, the holder of the share of Series E Preferred shall be paid an amount equal to $1.00, together with payment to any class of stock ranking equally with the Series E Preferred, and before payment shall be made to holders of any stock ranking on liquidation junior to the Series E Preferred (such amount payable with respect to the Series E Preferred being referred to as the "Series E Preferred Liquidation Preference Payment").

          V. RANKING. The Series E Preferred shall rank junior to the Series A Preferred Stock of the Company in all respects.

          VI. OTHER PROVISIONS. (a) Pursuant to the terms of that certain Agreement and Plan of Acquisition and Arrangement, dated as of February 6, 1995, by and among the Company, Silicon Graphics Manufacturing S.A., a Swiss corporation and subsidiary of the Company ("Swissco"), 1103707 Ontario Inc., an Ontario corporation and a wholly owned subsidiary of Swissco, and Alias Research Inc., an Ontario corporation, as amended, one share of Series E Preferred is being issued to the trustee (the "Trustee") under the Voting and Exchange Trust Agreement, dated as of June 15, 1995 by and between the Company, Swissco, Silicon Graphics Canada Limited ("SGCL") and the Trustee.

          (b) The holder of the share of Series E Preferred is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

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          (c)  At such time as the Series E Preferred has no votes attached to it because there are no Exchangeable Shares of Alias outstanding which are not owned by the Company, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Company, and there are no shares of stock, debt, options or other agreements of SGCL which could give rise to the issuance of any Exchangeable Shares of SGCL to any person (other than the Company, any of its subsidiaries or any person directly or indirectly controlled by or under common control of the Company), the Series E Preferred shall be cancelled."

          IN WITNESS WHEREOF, this Certificate has been signed by William M. Kelly, and attested to by Sandra M. Escher, of the Company, all as of the 15th day of June, 1995.

                              SILICON GRAPHICS, INC.



                              By:
                                   ------------------------------
                              Name:  William M. Kelly
                              Title: Vice President, Business Development,
                                     General Counsel and Secretary


Attest:



By:
     ----------------------------
     Name: Sandra M. Escher
     Title: Assistant Secretary